(d)(1)(v)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

May 1, 2016

Voya Partners, Inc.

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the sub-advisory agreement dated April 28, 2006, as amended, between Directed Services LLC and Columbia Management Investment Advisers, LLC (“Columbia”) (the “Sub-Advisory Agreement”) the sub-advisory fee for VY® Columbia Small Cap Value II Portfolio (the “Portfolio”) was reduced on May 1, 2013.  On November 18, 2014, Columbia executed a new Sub-Advisory Agreement.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from May 1, 2016 through May 1, 2017.  The Reduction shall be calculated as follows:

Reduction = 50% x (the sub-advisory fee rate for the Portfolio prior to May 1, 2013 — the sub-advisory fee rate for the Portfolio after May 1, 2013)

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Directors of Voya Partners, Inc.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
Voya Partners, Inc.
(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President